Exhibit 99.1

FOR IMMEDIATE RELEASE May 14, 2013	For information contact: Kelly C. Clarke (804) 727-6321

Apple REIT Six, Inc. Announces Closing of Merger

RICHMOND, VA, May 14, 2013 – Apple REIT Six, Inc. (the “Company” or “Apple Six”), a real estate investment trust (REIT), announced today the closing of the merger of the Company into BRE Select Hotels Corp (“BRE Select Hotels”), an affiliate of Blackstone Real Estate Partners VII. The total transaction value, including transaction costs and the assumption or repayment of the Company’s debt, is approximately $1.2 billion.

Pursuant to the terms of the merger agreement, each issued and outstanding Unit (Common Share and related Series A Preferred Share) of the Company was converted into the right to receive consideration with a stated value of $11.10 per Unit consisting of (i) $9.20 in cash, without interest, and (ii) one share of 7% Series A Cumulative Redeemable Preferred Stock of BRE Select Hotels with an initial liquidation preference of $1.90 per share (the New Preferred Shares). The initial liquidation preference of $1.90 per share will be subject to downward adjustment should net costs and payments relating to certain legacy litigation and regulatory matters exceed $3.5 million.

The New Preferred Shares include an option for the holder of any New Preferred Shares to redeem all or a portion of such holder’s New Preferred Shares at the liquidation preference, plus any accumulated and unpaid dividends, after 7.5 years following the issuance of the New Preferred Shares in connection with the merger and an initial dividend rate of 7% per share. The New Preferred Shares are also redeemable by BRE Select Hotels at any time at the liquidation preference, plus any accumulated and unpaid dividends. The dividend rate on the New Preferred Shares will increase to 11% per share if the New Preferred Shares are not redeemed within five years following the issuance of the New Preferred Shares in connection with the merger. The New Preferred Shares will not be listed on any securities exchange.

In connection with this transaction, McGuireWoods LLP acted as legal advisor to the Company, Wells Fargo Securities provided financial advisory services to the Company and David Lerner Associates, Inc. acted as proxy solicitor. Simpson Thacher & Bartlett LLP acted as legal advisor to BRE Select Hotels and BofA Merrill Lynch and Citi acted as financial advisors to BRE Select Hotels.

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